AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

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                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                                                                   June 24, 2003

                                            Sender's Direct Dial# (212) 821-1601


Ms. Florentina Marinescu, Senior Analyst, U.S. Research
Mr. Rajeev Kumar, Senior Analyst, U.S. Research
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD  20850

Dear Florentina and Rajeev:

         In response to your request in connection with our telephone conference yesterday afternoon, we are forwarding the following information:

     (1) A copy of our June 24th letter to shareholders which is being sent today (Ex. A);

     (2) Details concerning Hercules refinancing options, including copies of a presentation from a major money center bank (Ex. B, name of bank redacted) outlining these options at a December 12, 2001 Board meeting, presentations made by the Company itself at the February 11, 2002 Board meeting regarding refinancing proposals by money center banks, and term sheets outlining the refinancing available to the Company (Ex. C, names of banks redacted);

     (3) A minority directors' presentation ("Analysis of Strategic Alternatives") made to the December 12, 2001 Board meeting, indicating our view that as a result of the BetzDearborn sale the Company's stock was estimated to have a value between $8.10 and $12.45 per share, depending upon whether the Company was able to sell its remaining businesses (Ex. D). As to the BetzDearborn retention option, the minority directors estimated that the stock could be worth upwards of approximately $10 per share more than the sale option. Parenthetically, we believe that this has proven not far from the mark given the earnings projections for Hercules had it retained BetzDearborn, as referred to in #4 below;

     (4) Based upon GE's 2003 projections, as referred to further in our June 24th letter, we estimate that, with the retention of the BetzDearborn business,


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                  earnings  per  share at  Hercules  this year  would  have been approximately $1.39 vs. $0.72 as per Wall Street consensus estimates (See Ex. E)(1);

     (5) The BetzDearborn story is not only relevant to illustrate how improvident the sale of the business to GE was, but so also it strongly bears on the issue of Joyce's operating strategies for Hercules' businesses. We spent a portion of the call yesterday on our contention that Joyce is not operating Hercules' businesses as one would expect for high value-added, specialty chemicals businesses. While it is often difficult for a third party observer to assess the relative merits of two parties' contentions regarding operating strategies for the running of a business, the BetzDearborn example offers an almost unique case study dramatically illustrating the difference between how Hercules' largest and most attractive business was run under Joyce prior to the April 29, 2002 sale and how it has been operated under GE's management in just the past 14 months.

                  As can be seen from the Board information presented at our February 11, 2002 Board meeting, Joyce estimated BetzDearborn's future revenue as increasing from $1.042 billion in 2002 to only $1.176 billion in 2006 - an average annual increase of 3.1% - (p. 33, February 11, 2002 Board book, Ex. G). In addition Joyce estimated BetzDearborn's EBITDA to be almost flat over the four year period, increasing from $262 million in 2002 to $286 million in 2006 - or an average annual increase of 2.2% (p. 33, February 11, 2002 Board book, Ex. G).

                  Now under GE management only 14 months later, we have a business that's the linchpin for a platform for future growth that will be creating shareholder value for GE shareholders. See GE's "Water Technologies" June 20th investor conference slide presentation (Ex. H) and analyst reports in the wake of the investor conference (Exs. L, M, N). I would call your attention to the following pertinent excerpts from these analyst reports (Exs. I, J, K). See also p. 13 of the "Water Technologies" GE investor presentation (Ex. H), which indicates that GE's water technologies business, of which BetzDearborn comprises approximately 80% ($1.1 billion of sales out of a total of $1.4 billion in sales) is projected to have internally generated revenue growth of an additional $800 million by 2006 - an increase of approximately 15% per annum. As illustrated at the same page, operating margins for the business are projected to increase from 15% in 2002 to 20% in 2006. Also confirming Sunil Kumar's comments yesterday concerning the opportunities for growth, please see p. 10 of the "Water Technologies" GE investor presentation (Ex. H) regarding opportunities for growth in China and

----------
(1) We are enclosing Ex. F from the Board's February 11, 2002 presentation indicating that the Company's own estimate for 2002 earnings, had it retained BetzDearborn, would have been $0.41 per share higher - or an increase of 55%.


                                       2

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                  capital  investment in field resources and research centers to fuel this growth.

         We realize that this is a lot of material to absorb, and if you would like us to take you through this on another call, we would be happy to do so. In addition, if there is any further information that we can provide you, please let us know.

                                            Sincerely,

                                            /s/ Samuel J. Heyman
                                            --------------------
                                            Samuel J. Heyman


enclosures

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Note: Permission to use included material was neither sought not obtained.